Contact:
Allison Wey
Senior Director
Investor Relations and Corporate Affairs
Par Pharmaceutical Companies, Inc.
(201) 802-4000

PAR PHARMACEUTICAL REPORTS THIRD-QUARTER 2007 RESULTS

Woodcliff Lake, N.J., December 20, 2007 - Par Pharmaceutical Companies, Inc. (NYSE:PRX) today filed with the U.S. Securities and Exchange Commission (SEC) its Form 10-Q for the third quarter of 2007. The filing of Par’s Form 10-Q for this period had been delayed due to the work involved in restating its consolidated financial statements for certain prior periods, which were filed earlier this year. As a result of today’s filing, the Company is now up-to-date on all of its reporting obligations with the SEC.

Third-Quarter and Nine-Month Results

For the third quarter ended September 29, 2007, Par reported total revenues of $212.7 million and net income of $1.3 million, or $0.04 per diluted share. This is compared with reported revenues of $174.0 million and net income of $4.4 million, or $0.13 per diluted share, for the same period in 2006. For the nine months ended September 29, 2007, Par reported total revenues of $614.5 million and net income of $45.6 million, or $1.30 per diluted share. This is compared with reported revenues of $541.5 million and net income $1.7 million, or $0.05 per diluted share, for 2006.

Third-quarter 2007 reported, or GAAP, results include $16.2 million of costs related to business development activities in support of the Company’s branded division, Strativa, which are discussed in more detail below. Adjusting for this item, net income for the third quarter 2007 was $11.1 million, or $0.32 per diluted share. By comparison, third-quarter 2006 results included $7.1 million of severance costs and a $1.2 million net gain relating to the sale of certain product rights. Adjusting for these items, the Company posted net income of $8.0 million, or $0.23 per diluted share for the third-quarter of 2006.

In addition, Par’s reported, or GAAP, results for the first nine months of 2007, included a $20.0 million gain on the sale to Optimer Pharmaceutical, Inc. of marketing rights to the investigational drug Difimicin, a $1.4 million investment gain on the sale of shares of Optimer common stock, and net settlement gains of $0.6 million, tempered by a $6.0 million loss on investment, a $3.0 million license fee paid to Immtech Pharmaceuticals for commercialization rights to the developmental drug pafuramidine and $1.6 million of severance costs. Adjusting for these items, net income for the nine months ended September 29, 2007 was $48.5 million, or $1.39 per diluted share. By comparison, reported GAAP results for the nine months ended September 30, 2006 also included a write-off of approximately $10.0 million of accounts receivable relating to invalid customer deductions, the collection of which the Company determined that it would no longer pursue, severance costs, and net investment and arbitration settlement losses. Adjusting for these items, net income for the first nine months of 2006 was $14.6 million, or $0.42 per diluted share (see reconciliation between reported (GAAP) and adjusted net income at the end of this press release).

Third-Quarter Review

For the third quarter ended September 29, 2007, total revenues increased 22.2 percent compared with the same period in 2006 due primarily to new product introductions. The third quarter launch of three additional strengths of metoprolol succinate ER (50mg, 100mg, and 200mg), coupled with the fourth quarter 2006 launch of the 25mg strength, drove $71.7 million of sales and corresponding year-over-year gains. Par markets metoprolol in the U.S. through supply and distribution agreements with AstraZeneca Plc. In addition, the first quarter 2007 introductions of propranolol HCl extended release (ER) capsules and ranitidine HCl syrup benefited the third-quarter by $12.1 million and $4.4 million, respectively. Partially offsetting the increases were lower sales of certain existing products due to competitive pressures, including fluticasone, various amoxicillin products, quinapril, megestrol oral suspension, and doxycycline. Revenues of branded products for the third quarter of 2007 of $24.6 million, an increase of 72.5 percent over the prior year period, were driven by increased sales of Megace® ES (megestrol acetate) oral suspension, and fees related to the co-promotion of AndroGel®.

Par’s third-quarter gross margin was 31.2 percent of sales, compared to 31.6 percent in 2006. The Company’s gross margin reflects the impact of increased metoprolol succinate ER sales, which have significantly lower gross margin percentages than many of the other products sold by the Company. This impact was offset by increased sales of higher margin products such as propranolol ER and Megace ES, lower inventory write-offs and reduced sales on other lower margin products, including fluticasone.

Research and development (R&D) expenses increased 161.0 percent for the third quarter 2007 compared with the third quarter 2006. The increase was due primarily to costs associated with the in-license of two Phase III products in support of the Company’s branded division, Strativa. In July, the Company paid $15 million to BioAlliance Pharma for the US commercialization rights to Loramyc. In August, the Company acquired the North American commercial rights from Hana Biosciences, Inc. (“HANA”) for Zensana™, at which time the Company made a $5.0 million equity investment in Hana at a contractually agreed premium. Of this amount, $1.2 million representing the premium paid was charged to R&D expense in the quarter. In support of the Company’s generic business, Par made a $5.0 million equity investment in IntelliPharmaCeutics Ltd. (IPC), a privately held corporation, to develop and market four controlled release generic drug products. Of this amount, approximately $2.5 million, representing the premium paid, was charged to R&D in the third quarter.

Third-quarter selling, general and administrative (SG&A) expense decreased 15.3 percent to $33.9 million. The decrease in 2007 SG&A expense was primarily due to the non-recurrence of severance costs incurred in 2006 for executives of $7.1 million, partially offset by increased costs associated with the expansion of finance and accounting functions and increased professional costs related to the Company’s restatement of prior periods.

2007 Financial Outlook

Par has adjusted its previously announced guidance for full-year 2007 earnings per diluted share of $1.45-$1.50 from $1.35-$1.50. Total net revenue is expected to be between $760-$780 million. SG&A is expected to be $130-$133 million, including approximately $2 million in severance costs. Research and development cost is projected to be in the range of $75-$80 million, including approximately $19 million in branded milestone payments. Total projected expenses for the full-year include approximately $18-20 million of share-based compensation and $24-$26 million of depreciation and amortization expenses. Adjusting for non-GAAP items highlighted on the summary of estimated operating results for full year 2007 at the end of this press release, full year earnings per diluted share is projected to be $1.50-$1.55.

Stock Repurchase Program

Since October 1, 2007, Par has repurchased 1,643,094 shares of its common stock at a total cost of $31.5 million. On September 28, 2007, Par announced that its Board of Directors had authorized the repurchase of up to $75 million of the Company’s common stock.

Conference Call

Par has scheduled a conference call for Thursday, December 20, 2007 at 9:00 am EST to discuss results for the third quarter of 2007. Par invites investors and the general public to listen to a webcast of the conference call. Access to the live webcast can be made via the Company’s website at http://www.parpharm.com and will be available for at least 30 days. The dial-in number is 800-265-0241 for domestic callers and 617-847-8704 for international callers. The access number is 56870475. A replay of the conference call will be available commencing approximately one hour after the call. The replay dial-in number is 888-286-8010 for domestic callers and 617-801-6888 for international callers. The access number is 95070288.

For a copy of Par’s Form 10-Qs for the quarterly period ended September 29, 2007, visit Investors/SEC Filings on the Par web site at www.parpharm.com.

Non-GAAP Measures

Par prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the attached. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets. In addition, management internally reviews the results of the Company excluding the impact of certain items, as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

About Par

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to risks and uncertainties, including the extent and impact of litigation arising out of the accounting issues described in the Company’s filings with the Securities and Exchange Commission (SEC), the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against the Company, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the SEC, such as the Company's reports on Form 10-K, Form 10-Q and Form 8-K, and amendments thereto. Any forward-looking statements included in this press release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

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PAR PHARMACEUTICAL COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)
(Unaudited)
	September 29,	December 31,
ASSETS	2007	2006
Current assets:
Cash and cash equivalents	$114,161	$120,991
Available for sale debt and marketable equity securities	173,544	92,120
Accounts receivable, net	108,182	99,043
Inventories	81,049	106,322
Prepaid expenses and other current assets	13,623	15,833
Deferred income tax assets	72,105	72,105
Income taxes receivable	6,605	12,422
Total current assets	569,269	518,836

Property, plant and equipment, at cost less accumulated depreciation and amortization	81,902	89,155
Available for sale debt and marketable equity securities	7,233	7,652
Investment in joint venture	5,774	5,292
Other investments	2,500	16,588
Intangible assets, net	38,719	47,880
Goodwill	63,729	63,729
Deferred charges and other assets	2,879	16,000
Non-current deferred income tax assets, net	57,485	49,545
Total assets	$829,490	$814,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$200,019	$204,469
Accounts payable	30,546	48,297
Payables due to distribution agreement partners	65,586	89,585
Accrued salaries and employee benefits	13,413	15,510
Accrued expenses and other current liabilities	25,168	18,833
Income taxes payable	58	16,974
Total current liabilities	334,790	393,668

Long-term debt, less current portion	-	-
Other long-term liabilities	13,718	-
Commitments and contingencies	-	-

Stockholders’ equity:
Preferred Stock, par value $0.0001 per share, authorized 6,000,000 shares; none issued and outstanding	-	-
Common Stock, par value $0.01 per share, authorized 90,000,000 shares, issued 36,421,650 and 35,901,276 shares	364	359
Additional paid-in-capital	267,994	254,013
Retained earnings	245,837	200,256
Accumulated other comprehensive income (loss)	1,351	(431)
Treasury stock, at cost 942,716 and 889,245 shares	(34,564)	(33,188)
Total stockholders’ equity	480,982	421,009
Total liabilities and stockholders’ equity	$829,490	$814,677

PAR PHARMACEUTICAL COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended		Nine months ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Revenues:
Net product sales	$206,923	$168,951	$589,526	$528,571
Other product related revenues	5,753	5,028	25,000	12,964
Total revenues	212,676	173,979	614,526	541,535
Cost of goods sold	146,248	118,919	403,854	382,540
Gross margin	66,428	55,060	210,672	158,995

Operating expenses:
Research and development	32,815	12,574	61,131	43,983
Selling, general and administrative	33,910	40,053	100,466	111,337
Settlements, net	(367)	-	(945)	1,250
Total operating expenses	66,358	52,627	160,652	156,570

Gain on sale of product rights	-	3,054	20,000	3,054

Operating income	70	5,487	70,020	5,479

Other (expense) income, net	-	(38)	(49)	66
Equity in loss of joint venture	(107)	(18)	(335)	(497)
Loss on marketable securities, net	-	-	(4,643)	(3,773)
Interest income	3,680	2,098	10,265	6,055
Interest expense	(1,691)	(1,681)	(5,136)	(5,069)
Income before provision for income taxes	1,952	5,848	70,122	2,261
Provision for income taxes	683	1,461	24,541	565
Net income	$1,269	$4,387	$45,581	$1,696

Earnings per share of common stock:
Basic	$0.04	$0.13	$1.31	$0.05
Diluted	$0.04	$0.13	$1.30	$0.05

Weighted average number of common shares outstanding:
Basic	34,738	34,468	34,677	34,401
Diluted	34,906	34,566	34,949	34,636

Reconciliation Between Reported (GAAP) and Adjusted Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 29,	September 30,
	2007	2006

Reported Net Income	$1,269	$4,387
Branded License Fees and Premium Paid on Equity Investment	16,150	─
Gain on Sale of Product Rights*	─	(1,150)
Severance Costs	─	7,106
Estimated Tax on Adjustments	(6,299)	(2,323)
Adjusted Net Income (non-GAAP measure)	$11,121	$8,020

Diluted Earnings Per Share:
Reported	$0.04	$0.13
Adjusted (non-GAAP measure)	$0.32	$0.23

	Nine Months Ended
	September 29,	September 29,
	2007	2006

Reported Net Income	$45,581	$1,696
Gain on Sales of Product Rights*	(20,000)	(1,150)
Net Investment Loss	4,643	3,773
Branded License Fees and Premium Paid on Equity Investments	19,150	─
Severance Costs	1,643	7,106
Net Settlements (Gain) Losses	(578)	1,502
Write-off of Accounts Receivable Relating to Invalid
Customer Deductions	─	9,965
Estimated Tax on Adjustments	(1,895)	(8,266)
Adjusted Net Income (non-GAAP measure)	$48,544	$14,626

Diluted Earnings Per Share:
Reported	$1.30	$0.05
Adjusted (non-GAAP measure)	$1.39	$0.42

*2006 amounts represent $3,054 gain on sale of product rights net of $1,904 loss on the return of inventory from a customer relating to the same agreement.

Estimated Operating Results for Full Year 2007

ESTIMATED REPORTED GAAP RESULTS (in millions, except per share amounts)	FY 2007
Total Revenue	$760 - $780
SG&A	$130 - $133
R&D	$75 - $80
Reported GAAP EPS (fully diluted)	$1.45 - $1.50
Other supplemental information
Depreciation & amortization	$24 - $26
Share-based compensation	$18 - $20

IMPACT OF NON-GAAP ITEMS (in millions, except per share amounts)	FY 2007
Reported GAAP EPS (fully diluted)	$1.45 - $1.50
Severance	$2
Branded Milestone Payments	$19
High Yield Investment Loss	$6
PAR 101	$(24)
Estimated Tax on Adjustments	$(1)
Total Non-GAAP Items	$2
EPS Impact (fully diluted)	$0.05
EPS (fully diluted) adjusted for non-GAAP items	$1.50 - $1.55